                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 Schedule 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*

                      Metawave Communications Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  591409 10 7
                        ------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 21
                           Exhibit Index on Page 18

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund IV L.P. ("SR IV")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,699,101 shares, except that SRB Associates IV L.P.
                          ("SRB IV"), the general partner of SR IV, may be
      SHARES              deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"),
   BENEFICIALLY           John V. Jaggers ("Jaggers"), Charles H. Phipps
                          ("Phipps") and Jennifer Gill Roberts ("Roberts"), the
     OWNED BY             general partners of SRB IV, may be deemed to have
                          shared power to vote these shares.
       EACH        -----------------------------------------------------------
                          SHARED VOTING POWER
    REPORTING        6.

      PERSON              See response to row 5.
                   -----------------------------------------------------------
       WITH               SOLE DISPOSITIVE POWER
                     7.

                          1,699,101 shares, except that SRB Associates IV L.P. ("SRB IV"), the general partner of SR IV, may be deemed to have sole power to vote these shares, and Jon W. Bayless ("Bayless"), Stephen M. Dow ("Dow"), John V. Jaggers ("Jaggers"), Charles H. Phipps ("Phipps") and Jennifer Gill Roberts ("Roberts"), the general partners of SRB IV, may be deemed to have shared power to dispose of these shares.
                   ---------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,699,101
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      3.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates IV L.P. ("SRB IV")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,699,101 shares, all of which are directly owned by
                          SR IV, SRB IV, the general partner of SR IV, may be
      SHARES              deemed to have sole power to vote these shares, and
                          Bayless, Dow, Jaggers, Phipps and Roberts, the general
   BENEFICIALLY           partners of SRB IV, may be deemed to have shared power
                          to vote these shares.
     OWNED BY      -----------------------------------------------------------
                          SHARED VOTING POWER
       EACH          6.

    REPORTING             See response to row 5.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH
                          1,699,101 shares, all of which are directly owned by
                          SR IV, SRB IV, the general partner of SR IV, may be
                          deemed to have sole power to vote these shares, and
                          Bayless, Dow, Jaggers, Phipps and Roberts, the general
                          partners of SRB IV, may be deemed to have shared power
                          to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,998,942
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      3.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund V L.P. ("SR V")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            751,988 shares, except that SRB Associates V L.P.
                          ("SRB IV"), the general partner of SR IV, may be
      SHARES              deemed to have sole power to vote these shares, and
                          Jon W. Bayless ("Bayless"), Stephen L. Domenik
   BENEFICIALLY           ("Domenik"), Stephen M. Dow ("Dow"), John V. Jaggers
                          ("Jaggers"), Charles H. Phipps ("Phipps") and Jennifer
     OWNED BY             Gill Roberts ("Roberts"), the general partners of SRB
                          V, may be deemed to have shared power to vote these
       EACH               shares.
                   -----------------------------------------------------------
    REPORTING             SHARED VOTING POWER
                     6.
      PERSON
                          See response to row 5.
       WITH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          751,988 shares, except that SRB V, the general partner
                          of SR V, may be deemed to have sole power to vote
                          these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V,
                          may be deemed to have shared power to dispose of these
                          shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      751,988
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sevin Rosen Fund V Affiliates L.P. ("SR V A")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            21,914 shares, except that SRB V, the general partner
                          of SR V A, may be deemed to have sole power to vote
      SHARES              these shares, and Bayless, Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V, may
   BENEFICIALLY           be deemed to have shared power to vote these shares.
                   -----------------------------------------------------------
     OWNED BY             SHARED VOTING POWER
                     6.
       EACH
                          See response to row 5.
    REPORTING      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
      PERSON         7.
                          21,914 shares, except that SRB V, the general partner
       WITH               of SR V A, may be deemed to have sole power to vote
                          these shares, and Bayless Domenik, Dow, Jaggers,
                          Phipps and Roberts, the general partners of SRB V, may
                          be deemed to have shared power to dispose of these
                          shares.
                   ---------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      21,914
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SRB Associates V L.P. ("SRB V")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            773,902 of which 751,988 are directly owned by
                          SR V and 21,914 are directly owned by SR V A, SRB V,
      SHARES              the general partner of SR V and SR V A, may be deemed
                          to have sole power to vote these shares, and Bayless,
   BENEFICIALLY           Domenik, Dow, Jaggers, Phipps and Roberts, the general
                          partners of SRB V, may be deemed to have shared power
     OWNED BY             to vote these shares
                   -----------------------------------------------------------
       EACH               SHARED VOTING POWER
                     6.
    REPORTING
                          See response to row 5.
      PERSON       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
       WITH          7.
                          773,902 of which 751,988 are directly owned by
                          SR V and 21,914 are directly owned by SR V A, SRB V,
                          the general partner of SR V and SR V A, may be deemed
                          to have sole power to dispose of these shares, and
                          Domenik, Dow, Jaggers, Phipps and Roberts, the general
                          partners of SRB V, may be deemed to have shared power
                          to dispose of these shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
--------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      773,902
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jon W. Bayless ("Bayless")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            13,366 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
     OWNED BY             and 21,914 are directly owned by SR V A. Bayless is a
                          general partner of SRB IV, the general partner of SR
       EACH               IV, and SRB V, the general partner of SR V and SR V A,
                          and may be deemed to have shared power to vote these
    REPORTING             shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               13,366 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
                          and 21,914 are directly owned by SR V A. Bayless is a
                          general partner of SRB IV, the general partner of SR
                          IV, and SRB V, the general partner of SR V and SR V A,
                          and may be deemed to have shared power to dispose of
                          these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,486,369
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen L. Domenik ("Domenik")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,651 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           773,902 shares, of which 751,988 are directly owned
                          by SR V, 21,914 are directly owned by SR V A. Domenik
     OWNED BY             is a general partner of SRB V, the general partner of
                          SR V and SR V A, and may be deemed to have shared
       EACH               power to vote these shares.
                   -----------------------------------------------------------
    REPORTING             SOLE DISPOSITIVE POWER
                     7.
      PERSON              1,651 shares.
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8.
                          773,902 shares, of which 751,988 are directly owned
                          by SR V, 21,914 are directly owned by SR V A. Domenik
                          is a general partner of SRB V, the general partner of
                          SR V and SR V A, and may be deemed to have shared
                          power to dispose of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      775,553
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen M. Dow ("Dow")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            13,366 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
     OWNED BY             and 21,914 are directly owned by SR V and 37,820 are
                          directly owned by SR V A. Dow is the general partner
       EACH               of SRB IV, the general partner of SR IV, and SRB V,
                          the general partner of SR V and SR V A,
                          and may be deemed to have shared power to vote these
    REPORTING             shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               13,366 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
                          and 21,914 are directly owned by SR V A. Dow is the
                          general partner of SRB IV, the general partner of SR
                          IV, and SRB V, the general partner of SR V and SR V A,
                          and may be deemed to have shared power to dispose of
                          these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,486,369
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John V. Jaggers ("Jaggers")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            9,224 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
     OWNED BY             and 21,914 are directly owned by SR V A. Jaggers is
                          the general partner of SRB IV, the general partner of
       EACH               SR IV, and SRB V, the general partner of SR V and SR
                          V A, and may be deemed to have shared power to vote
    REPORTING             these shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               9,224 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
                          and 21,914 are directly owned by SR V A. Jaggers is
                          the general partner of SRB IV, the general partner of
                          SR IV, and SRB V, the general partner of SR V and SR V
                          A, and may be deemed to have shared power to dispose
                          of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,482,227
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charles H. Phipps ("Phipps")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            9,405 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
     OWNED BY             and 21,914 are directly owned by SR V A. Phipps is the
                          general partner of SRB IV, the general partner of SR
       EACH               IV, and SRB V, the general partner of SR V and SR V A,
                          and may be deemed to have shared power to vote these
    REPORTING             shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               9,405 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
                          and 21,914 are directly owned by SR V A. Phipps is the
                          general partner of SRB IV, the general partner of SR
                          IV, and SRB V, the general partner of SR V and SR V A,
                          and may be deemed to have shared power to dispose of
                          these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,482,408
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jennifer Gill Roberts ("Roberts")
      Tax ID Number:
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            26,588 shares.
                   -----------------------------------------------------------
      SHARES              SHARED VOTING POWER
                     6.
   BENEFICIALLY           2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
     OWNED BY             and 21,914 are directly owned by SR V A. Roberts is
                          the general partner of SRB IV, the general partner of
       EACH               SR IV, and SRB V, the general partner of SR V and SR
                          V A, and may be deemed to have shared power to vote
    REPORTING             these shares.
                   -----------------------------------------------------------
      PERSON              SOLE DISPOSITIVE POWER
                     7.
       WITH               26,588 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,473,003 shares, of which 1,699,101 are directly
                          owned by SR IV, 751,988 are directly owned by SR V
                          and 21,914 are directly owned by SR V A. Roberts is
                          the general partner of SRB IV, the general partner of
                          SR IV, and SRB V, the general partner of SR V and SR V
                          A, and may be deemed to have shared power to dispose
                          of these shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,499,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER
            --------------

            Metawave Communications Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            Metawave Communications
            10735 Willows Road NE
            Redmond, WA 98052


ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Sevin Rosen Fund IV L.P., a Delaware limited partnership ("SR IV"); SRB Associates IV L.P., a Delaware limited partnership ("SRB IV"); Sevin Rosen Fund V L.P., a Delaware limited partnership ("SR V"); Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership ("SR V A"); SRB Associates V L.P., a Delaware limited partnership ("SRB V"); Jon W. Bayless ("Bayless"); Stephen L. Domenik ("Domenik"); Stephen M. Dow ("Dow"); John V. Jaggers ("Jaggers"); Charles H. Phipps ("Phipps"); and Jennifer Gill Roberts ("Roberts"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            SRB IV, the general partner of SR IV, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR IV. Bayless, Dow, Jaggers, Phipps, and Roberts are general partners of SRB IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR IV.

            SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by SR V and SR V A. Bayless, Domenik, Dow, Jaggers, Phipps, and Roberts are general partners of SRB V and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by SR V and SR V A.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Sevin Rosen Funds
            Two Galleria Tower
            13455 Noel Rd.
            Suite 1670
            Dallas, Texas 75240


ITEM 2(C)  CITIZENSHIP
           -----------

           SRB IV, SR IV, SRB V, SR V and SR V A are Delaware limited partnerships. Bayless, Domenik, Dow, Jaggers, Phipps and Roberts are United States citizens.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

           Common Stock

           CUSIP # 591409 10 7

ITEM 3.  Not Applicable
         --------------

ITEM 4.  OWNERSHIP
         ---------

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

         (a)   Amount beneficially owned:
               -------------------------

               See Row 9 of cover page for each Reporting Person.

         (b)   Percent of Class:
               ----------------

               See Row 11 of cover page for each Reporting Person.

         (c)   Number of shares as to which such person has:
               --------------------------------------------

                    (i)    Sole power to vote or to direct the vote:
                           ----------------------------------------

                           See Row 5 of cover page for each Reporting Person.

                    (ii)   Shared power to vote or to direct the vote:
                           ------------------------------------------

                           See Row 6 of cover page for each Reporting Person.

                    (iii)  Sole power to dispose or to direct the disposition
                           --------------------------------------------------
                           of:
                           --

                           See Row 7 of cover page for each Reporting Person.

                    (iv)   Shared power to dispose or to direct the disposition
                           ----------------------------------------------------
                           of:
                           --

                           See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Under certain circumstances set forth in the limited partnership agreements of SRB IV, SR IV, SRB V, SR V and SR V A, the general and limited partners or stockholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or stockholder.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ---------------------------------------------------------

         Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable

ITEM 10.  CERTIFICATION.
          -------------

          Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


SEVIN ROSEN FUND IV L.P.      /s/ John V. Jaggers
                              ------------------------------------
By SRB ASSOCIATES IV L.P.,    Signature
Its General Partner

                              John V. Jaggers
                              General Partner


SRB ASSOCIATES IV L.P.        /s/ John V. Jaggers
                              ------------------------------------
                              Signature

                              John V. Jaggers
                              General Partner


SEVIN ROSEN FUND V L.P.       /s/ John V. Jaggers
                              ------------------------------------
By SRB ASSOCIATES V L.P.,     Signature
Its General Partner

                              John V. Jaggers
                              General Partner


SEVIN ROSEN V AFFILIATES FUND L.P.  /s/ John V. Jaggers
                                    ------------------------------
By SRB ASSOCIATES V L.P.,          Signature
Its General Partner

                              John V. Jaggers
                              General Partner


SRB ASSOCIATES V L.P.         /s/ John V. Jaggers
                              ------------------------------------
                              Signature

                              John V. Jaggers
                              General Partner

JON W. BAYLESS                /s/ John V. Jaggers
                              ---------------------------------
                              Signature

                              John V. Jaggers
                              Attorney-In-Fact


STEPHEN M. DOW                /s/ John V. Jaggers
                              ---------------------------------
                              Signature

                              John V. Jaggers
                              Attorney-In-Fact


STEPHEN L. DOMENIK            /s/ John V. Jaggers
                              ---------------------------------
                              Signature

                              John V. Jaggers
                              Attorney-In-Fact


JOHN V. JAGGERS               /s/ John V. Jaggers
                              ---------------------------------
                              Signature


CHARLES H. PHIPPS             /s/ John V. Jaggers
                              ---------------------------------
                              Signature

                              John V. Jaggers
                              Attorney-In-Fact


JENNIFER GILL ROBERTS         /s/ John V. Jaggers
                              ---------------------------------
                              Signature

                              John V. Jaggers
                              Attorney-In-Fact

                                 EXHIBIT INDEX
                                 -------------

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                   19

Exhibit B: Reference to John Jaggers as Attorney-In-Fact                21